EXHIBIT 24


We have issued our report dated February 18, 1997, accompanying the financial statements incorporated by reference or included in the Annual Report of n-Vision, Inc., on Form 10-KSB for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said reports in the Registration Statements of n-Vision, Inc., on Forms SB-2 (dated May 28, 1996).


/s/ Grant Thornton LLP


Vienna, Virginia
March 26, 1997

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